                                                                     Exhibit 4.7

                       GALILEO INTERNATIONAL PARTNERSHIP

                       Consolidated Financial Statements

                       December 31, 1995 and 1994

                       (With Independent Auditors' Report Thereon)

        [LOGO OF PEAT MARWICK LLP APPEARS HERE]
        Peat Marwick Plaza
        303 East Wacker Drive
        Chicago, IL  60601-9973

                         Independent Auditors' Report

The Supervisory Board
Galileo International Partnership:

We have audited the accompanying consolidated balance sheets of Galileo International Partnership and subsidiaries (the "Partnership") as of December 31, 1995 and 1994, and the related consolidated statements of income, cash flows, and partners' capital for the years then ended. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Galileo International Partnership and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                KPMG PEAT MARWICK LLP

February 16, 1996

GALILEO INTERNATIONAL PARTNERSHIP

Consolidated Balance Sheets

December 31, 1995 and 1994

(In thousands)

                                                       --------      --------
              Assets                                     1995          1994
                                                       --------      --------
Current assets:
   Cash and cash equivalents                           $  8,367        30,652

   Accounts receivable                                  130,071       103,728
      Less allowances                                    11,713        14,946
                                                       --------      --------
Net accounts receivable                                 118,358        88,782
   Other current assets                                  60,586        14,361
                                                       --------      --------
Total current assets                                    187,311       133,795

Property and equipment, at cost:
   Land                                                   5,070         5,070
   Buildings and improvements                            53,777        55,010
   Equipment                                            242,314       213,759
                                                       --------      --------
                                                        301,161       273,839
Less accumulated depreciation and amortization          197,813       187,313
                                                       --------      --------
Net property and equipment                              103,348        86,526

Computer software, net of accumulated amortization
   of $124,490 and $84,005 at December 31, 1995
   and 1994, respectively                               273,514       290,606
Other noncurrent assets                                   4,835        44,571
                                                       --------      --------
                                                       $569,008       555,498
                                                       --------      --------
         Liabilities and Partners' Capital
                                                       --------      --------
Current liabilities:
   Accounts payable                                      35,194        23,396
   Accrued commissions                                   41,191        35,694
   Other accrued liabilities                             74,848        82,910
   Income taxes payable                                   5,514         4,210
   Capital lease obligations, current portion             7,372        18,419
   Long-term debt, current portion                       67,204        30,188
                                                       --------      --------
Total current liabilities                               231,323       194,817

Postretirement benefits                                  13,936        11,715
Obligations under capital leases,
   less current portion                                  36,263        38,723
Data center consolidation reserve,
   less current portion                                  23,637        29,495
Long-term debt, less current portion                    134,171       239,812
Other long-term liabilities, net                            125         1,454
Partners' capital, including cumulative
   translation losses of $7,763 and $3,377
   in 1995 and 1994, respectively                       129,553        39,482
                                                       --------      --------
                                                       $569,008       555,498
                                                       --------      --------

See accompanying notes to consolidated financial statements.

GALILEO INTERNATIONAL PARTNERSHIP

Consolidated Statements of Income

Years ended December 31,1995 and 1994

(In thousands)
                                                   =======================

                                                        1995         1994
                                                   ===========     =======
Services revenues                                  $   928,205     801,373
Costs and expenses:
   Costs of operations                                 248,445     239,219
   Selling and administrative                          539,462     492,856
                                                   ===========     =======
                                                       787,907     732,075
                                                   ===========     =======
Operating income                                       140,298      69,298

Other income (expense):
   Interest income                                       4,476       4,275
   Interest expense                                    (18,882)    (25,945)
   Foreign exchange gain (loss)                           (380)        343
   Other                                                (1,797)      5,243
                                                   ===========     =======
                                                       (16,583)    (16,084)
                                                   ===========     =======
Net income before taxes                                123,715      53,214

Income taxes                                             2,664       4,404
                                                   ===========     =======
Net income                                         $   121,051      48,810

See accompaning notes to consolidated financial statements.

GALILEO INTERNATIONAL PARTNERSHIP

Consolidated Statements of Cash Flows

Years ended December 31, 1995 and 1994

(In thousands)

                                                                        --------     --------
                                                                          1995         1994
                                                                        --------     --------
Operating activities:
   Net income                                                        $   121,051       48,810
   Adjustments to reconcile net income to net
     cash provided by operating activities:
       Depreciation and amortization                                      80,151       91,488
       Loss on disposal of property and equipment                          2,472          472
       Provision for losses on accounts receivable                         1,558        5,432
       Decrease in noncurrent assets                                      38,672        9,566
       Decrease in noncurrent liabilities                                 (8,490)      (4,165)
       Changes in operating assets and liabilities:
         Increase in accounts receivable                                 (30,970)      (8,007)
         Increase in other current assets                                (46,304)      (1,100)
         Increase (decrease) in accounts payable and commissions          18,581      (14,609)
         Increase (decrease) in other accrued liabilities                 (5,475)       3,705
         Increase in income taxes payable                                  1,304        4,210
                                                                        --------     --------
Net cash provided by operating activities                                172,550      135,802
- --------------------------------------------------------------------------------     --------
Investing activities:
   Purchase of property and equipment                                    (56,726)     (29,176)
   Purchase and capitalization of computer software                      (32,287)     (29,709)
   Proceeds of disposal of property and equipment                          2,883          246
                                                                        --------     --------
Net cash used in investing activities                                    (86,130)     (58,639)
                                                                        --------     --------
Financing activities:
   Distributions to partners                                             (26,594)      (5,428)
   Payment of capital lease obligations                                  (13,318)     (12,798)
   Repayments under credit agreement                                     (68,625)     (70,000)
                                                                        --------     --------
Net cash used in financing activities                                   (108,537)     (88,226)
                                                                        --------     --------
Effect of exchange rate changes on cash                                     (168)          70
                                                                        --------     --------
Decrease in cash and cash equivalents                                    (22,285)     (10,993)
                                                                        --------     --------
Cash and cash equivalents at beginning of year                            30,652       41,645
                                                                        --------     --------
Cash and cash equivalents at end of year                             $     8,367       30,652
                                                                        --------     --------

See accompanying notes to consolidated financial statements.

GALILEO INTERNATIONAL PARTNERSHIP

Consolidated Statements of Partners' Capital

Years ended December 31, 1995 and 1994

(In thousands)

- -----------------------------------------------------------------------------------------------------------------
                                                                           Travel                        Roscom
                                 Covia         Distribution    Roscor     Industry         USAM         Teledata
                               Corporation     Systems, Inc.    A.G.    Systems B.V.    Corporation      S.p.A.
- -----------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993    $  (1,823)              (703)    (634)         (580)          (527)        (418)

Net income                         18,548              7,150    6,453         5,901          5,369        4,251

Distributions                           -                  -     (260)         (238)             -         (171)

Allocation of increase in
  translation adjustment           (1,467)              (565)    (510)         (466)          (425)         (336)
- -----------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994       15,258              5,882     5,049        4,617          4,417         3,326

Net income                         45,999             17,734    16,003       14,635         13,316        10,543

Distributions                      (8,977)            (3,461)   (4,274)      (3,908)        (2,599)       (2,816)

Allocation of increase in
  translation adjustment           (1,667)              (643)     (580)        (530)          (483)         (382)
- -----------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995    $  50,613             19,512    16,198       14,814         14,651        10,671
- -----------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------------------
                                         Resnet
                              Olynet,   Holdings,    Travidata,   Retford     Coporga,
                                Inc.      Inc.          Inc.      Limited       Inc.            Total
- --------------------------------------------------------------------------------------------------------
Balance at December 31, 1993     (49)       (48)           (5)        (5)         (5)            (4,797)

Net income                       503        488            49         49          49             48,810

Distributions                      -          -             -         (2)          -               (671)

Allocation of increase in
  translation adjustment         (40)       (39)           (4)        (4)         (4)            (3,860)
- --------------------------------------------------------------------------------------------------------
Balance at December 31, 1994     414        401            40         38          40             39,482

Net income                     1,247      1,211           121        121         121            121,051

Distributions                   (243)      (236)          (24)       (32)        (24)           (26,594)

Allocation of increase in
  translation adjustment         (45)       (44)           (4)        (4)         (4)            (4,386)
- --------------------------------------------------------------------------------------------------------
Balance at December 31, 1995   1,373      1,332           133        123         133            129,553
- --------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

GALILEO INTERNATIONAL PARTNERSHIP

Notes to Consolidated Financial Statements

December 31, 1995 and 1994



   (1)  Organization and Basis of Presentation

        The principal services provided by Galileo International Partnership (Partnership) are in connection with its proprietary travel reservation systems. The Partnership's receivables are primarily due from airlines and other entities operating in the travel industry.

        On September 16, 1993 Covia Partnership (Covia) and Galileo Company Limited (Galileo) combined, resulting in the realignment of the partners' interests. The partners of Covia and the shareholders of Galileo were substantially the same. The operations of Galileo and certain operations of Covia were combined and the name of Covia was changed to Galileo International Partnership. In addition, certain sales support and telecommunications operations were distributed by Covia to Apollo Travel Services, a newly formed entity owned by certain former Covia partners, and certain telecommunications and data processing operations performed by Covia for United Airlines, Inc. (United) were distributed to United. On the date of this combination, Galileo sold Covia certain of its intellectual property and Galileo used the proceeds to retire debt. Subsequent to the retirement of debt, Galileo was converted from a limited to an unlimited liability company and its shareholders contributed 99% of their ownership interest in Galileo to the Galileo International Partnership.

        The Partnership, a Delaware general partnership, is owned by, and net income or loss is allocated based on the following:

                                                                      Ownership
        Partner                 Partner's affiliate                  percentage
- --------------------------------------------------------------------------------
        Covia Corporation       United Airlines, Inc.                   38.00%
        Distribution Systems,
        Inc.                    British Airways plc                     14.65
        Roscor A.G.             Swissair Swiss Air
                                Transport Company Ltd.                  13.22
        Travel Industry
        Systems B.V.            KLM Royal Dutch Airlines                12.09
        USAM Corporation        USAir Inc.                              11.00
        Racom Teledata S.p.A.   Alitalia Linee Aeree Italiane S.p.A.    8.71
        Olynet, Inc.            Olympic Airways S.A.                     1.03
        Resnet Holdings, Inc.   Air Canada                               1.00
        Retford Limited         Aer Lingus plc                           0.10
        Coporga, Inc.           Transportes Aereos Portuguese S.A.       0.10
        Travidata, Inc.         Austrian Airlines Oesterreichische
                                   Luftverkehrs Aktiengesellschaft       0.10




                                                                     (Continued)

GALILEO INTERNATIONAL PARTNERSHIP

Notes to Consolidated Financial Statements


      The consolidated financial statements include the accounts of the Partnership and all majority-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

  (2) Significant Accounting Policies

          Cash and Cash Equivalents

      Cash in excess of operating requirements is invested daily in liquid, income-producing investments, generally having maturities of three months or less. The carrying amounts reported on the consolidated balance sheet for cash equivalents include cost and accrued interest, which approximate those assets' fair value.

          Foreign Currency Translation

      The Partnership uses the U.S. dollar for financial reporting purposes. The balance sheets of the Partnership's foreign subsidiaries are translated into U.S. dollars using the current exchange rate and revenues and expenses are translated using the average exchange rate. The resulting translation gains or losses are recorded as a separate component of partners' capital.

          Allowance for Doubtful Accounts Receivable

      The allowance for doubtful accounts receivable was $11,713,000 and $14,946,000 at December 31, 1995 and 1994, respectively. Provisions for bad debts were $1,558,000 and $5,432,000 for the years ended December 31, 1995 and 1994, respectively. Write-offs of uncollectible accounts, net of recoverables and adjustments, were $4,791,000 and $2,877,000 for the years ended December 31, 1995 and 1994, respectively.


          Property and Equipment

      Depreciation of property and equipment is provided on the straight-line method over the following estimated useful lives of the assets:

      Buildings and improvements                                5 - 35 years
      Equipment                                                 3 - 10 years

      Depreciation expense for the years ended December 31, 1995 and 1994 was $33,280,000 and $34,269,000, respectively. Accounts payable at December 31, 1995 and 1994 includes property and equipment additions of $959,000 and $1,951,000, respectively.

          Income Taxes

      No provision for U.S. Federal income taxes is recorded as such liability is the responsibility of the partners rather than of the Partnership. Galileo Company Unlimited, a wholly-owned subsidiary in the United Kingdom, is subject to United Kingdom income taxes.

                                                                     (continued)

GALILEO INTERNATIONAL PARTNERSHIP

Notes to Consolidated Financial Statements


     Computer Software

Computer software consists principally of purchased computer software and capitalized computer software development costs, which are being amortized on the straight-line method over three to ten years. Amortization expense for the years ended December 31, 1995 and 1994 was $46,225,000 and $48,380,000,
respectively.

     Maintenance and Installation

Maintenance and installation expense for the years ended December 31, 1995 and 1994 was $12,362,000 and $12,089,000, respectively.

     Taxes Other Than Income

Taxes, excluding income and payroll taxes, included in selling and administrative expense were $7,693,000 and $6,167,000 for the years ended December 31, 1995 and 1994, respectively.

     Research and Development

Research and development costs, excluding amortization of computer software, are expensed as incurred and approximated $10,094,000 and $10,319,000 for the years ended December 31, 1995 and 1994, respectively.

     Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments

The Partnership's financial instruments are valued at their carrying amounts which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments.

     Reclassifications

Certain reclassifications have been made to the 1994 consolidated financial statements in order to conform to the 1995 presentation.

                                                               (Continued)

GALILEO INTERNATIONAL PARTNERSHIP

Notes to Consolidated Financial Statements


(3) Transactions With Affiliates

    The Partnership receives participant revenues from the partners and their affiliates based on standard charges for flights booked by travel agents. In addition, the Partnership, in the ordinary course of business, purchases services from its partners and their affiliates and provides data processing and communications-related services to United. Total revenues from partners and their affiliates, classified within service revenues in the consolidated statements of income, were $371,269,000 and $311,841,000 for the years ended December 31, 1995 and 1994, respectively. Services purchased from partners and their affiliates during 1995 and classified within costs of operations and selling and administrative expense totaled $14,638,000 and $365,423,000, respectively. Services purchased from partners and their affiliates during 1994 and classified within costs of operations and selling and administrative expense totaled $15,755,000 and $343,185,000, respectively.

(4) Capital Lease and Other Lease Commitments

    The Partnership leases various office facilities and equipment under operating leases with remaining terms of up to 11 years. Rental expense under operating leases was $16,510,000 and $20,134,000 for the years ended December 31, 1995 and 1994, respectively.

    The Partnership also leases data processing equipment under capital leases. Equipment, at cost, includes $36,139,000 and $33,187,000, relating to capital leases at December 31, 1995 and 1994, respectively. Accumulated depreciation and amortization includes $18,620,000 and $19,349,000 relating to capital leases at December 31, 1995 and 1994, respectively. The Partnership entered into capital leases of $8,070,000 and $6,033,000 during the years ended December 31, 1995 and 1994, respectively.

    Future minimum lease payments under capital leases and noncancelable operating leases at December 31, 1995 are as follows (in thousands):

                                           Capital         Operating
===============================================================================
    1996                                $  10,374          20,124
    1997                                    8,152          14,832
    1998                                    7,114          10,234
    1999                                    6,473           8,005
    Thereafter                             25,056          74,198
                                        =========================
    Total minimum lease payment            57,169       $ 127,393
                                                         ========
    Less amount representing interest     (13,534)
                                        ==========
    Present value of future minimum
       lease payments                   $  43,635
                                        ==========


                                                        (Continued)
                                       9

GALILEO INTERNATIONAL PARTNERSHIP

Notes to Consolidated Financial Statements


(5) Long-term Debt

    At December 31, 1995, the Partnership has outstanding long-term debt consisting of a $161,375,000 term loan and a $40,000,000 cash collateral term loan. The Partnership also has an unused committed revolving loan of $80,000,000, with commitment fees of 0.25% charged quarterly on the unused credit facilities. Prior to renegotiation of the debt during 1995, the Partnership paid an annual fee equal to 0.50% of the aggregate amount of the outstanding loan and the unused facilities to various partners who had guaranteed the partnership debt. Interest on outstanding debt is based on a moving three-month London Inter-bank Offer Rate (LIBOR) plus an additional percentage, as negotiated. Such additional percentages were 0.625% and 0.95%, at December 31, 1995 and 1994, respectively. The credit agreement limits, among other things, the sale of fixed assets, dividends, and issuance of debt, and it requires that the Partnership maintain specified minimum levels of tangible partnership capital. At December 31, 1994 the Partnership had outstanding long-term debt consisting of a $230,000,000 term loan and a $40,000,000 cash collateral term loan.

    At December 31, 1995, the Partnership had interest rate protection agreements for the outstanding loans in the form of interest rate swaps and interest rate caps. The interest rate swap agreements cover $124,900,000 of the debt facility with fixed interest rates averaging 5.075%. The interest rate cap agreements cover $75,200,000 of the debt facility, and are in effect when LIBOR reaches a rate of 7.00%. For the years ended December 31, 1995 and 1994, the effective interest rate on outstanding debt was 6.55% and 5.77%, respectively.

    At December 31, 1995, the long-term debt maturity schedule, prior to adjustment for the matter discussed in note 9, is as follows:

    1996                                                         $    26,743,000
    1997                                                              66,113,000
    1998                                                             108,519,000
                                                                 ---------------
                                                                 $   201,375,000
                                                                 ---------------
    Total interest, including interest under capital leases, of $18,882,000 was incurred and $19,299,000 was paid for the year ended December 31, 1995. Total interest, including interest under capital leases, of $25,945,000 was incurred and $24,930,000 was paid for the year ended December 31, 1994.

(6) Employee Benefit Plans

    The Partnership has a defined benefit pension plan that covers substantially all U.S. employees. Plan benefits are based on the participant's years of service and average compensation for a

                                                                     (Continued)

GALILEO INTERNATIONAL PARTNERSHIP

Notes to Consolidated Financial Statements


     specified period before retirement. The Partnership's funding policy is to contribute annually an amount which satisfies ERISA funding standards. The assets of the plan at December 31, 1995 and 1994 are principally comprised of marketable equity securities, U.S. Government and government agency bonds, and short-term securities.

     The following sets forth the plan's obligations, funded status, and pension costs at December 31, 1995 and 1994 (in thousands):


                                                                    1995           1994
                                                                 ----------     ----------
     Actuarial present value of accumulated benefit obligation:
     Vested                                                      $ (23,184)       (16,633)
     Nonvested                                                      (5,626)        (3,876)
                                                                 ----------     ----------

                                                                 $ (28,810)       (20,509)
                                                                 ==========     ==========

     Projected benefit obligation for service rendered to date     (38,833)       (30,742)
     Plan net assets at fair value                                  25,421         16,447
                                                                 ----------     ----------

     Plan net assets less than projected benefit obligation        (13,412)       (14,295)
     Unrecognized net loss                                           4,125          4,235
     Unrecognized prior service cost                                 4,164          4,688
     Unrecognized net transition obligation                          2,985          3,234
     Adjustment to recognize minimum pension liability              (1,251)        (1,924)
                                                                 ----------     ----------

     Net pension liability                                       $  (3,389)        (4,062)
                                                                 ==========     ==========

     Net pension costs for the years ended December 31, 1995 and 1994 included the following components (in thousands):

                                                                    1995            1994
                                                                 ----------      ----------

     Interest cost on projected benefit obligation               $   2,744           2,218
     Service cost                                                    3,038           2,977
     Actual investment return on plan assets                        (4,789)           (200)
     Net amortization and deferral                                   3,884            (326)
                                                                 ----------      ----------

                                                                 $   4,877           4,669
                                                                 ----------      ----------



                                                                (Continued)

GALILEO INTERNATIONAL PARTNERSHIP

Notes to Consolidated Financial Statements


    The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.25% and 4.25%, respectively, in 1995 and 8.5% and 5.5%, respectively, in 1994. The expected long-term rate of return on assets as of December 31, 1995 and 1994 was 9.5%.

    The Partnership has a defined contribution pension plan covering a majority of the United Kingdom employees which requires the Partnership to annually contribute 10% of eligible employee compensation on behalf of each participant.

    The Partnership offers U.S. based employees a 401(k) savings plan. Employees can elect to contribute pre-tax earnings, as limited by the Internal Revenue Code, to their account and can determine how the money is invested. During 1995, the Partnership made a special, one-time contribution to the Plan of $4,242,000 based upon 1994 results versus plan.

(7) Postretirement Benefits

    The Partnership provides certain health care benefits to its retired employees. The majority of its domestic employees may become eligible for these benefits if they reach normal retirement age while working for the Partnership. In addition, the Partnership provides retiree flight benefits to certain former United employees. The discount rate used to develop the accumulated postretirement benefit obligation for the retiree health care plan was 7.25% and 8.5% in 1995 and 1994, respectively. The Partnership's plan is unfunded.

    Components of the expense recognized for the year ended December 31, 1995 and 1994 for the retiree health care plan were as follows (in thousands):

                                                       1995          1994
                                                --------------------------------
    Service costs                               $       909           894
    Interest cost on projected obligation             1,362         1,193
    Amortization of losses                              127           272
                                                --------------------------------
    Net retiree health care expense             $     2,398         2,359
                                                --------------------------------

    The health care trend rate used to determine the accumulated postretirement benefit obligation is 14% for 1993 through 1996, decreasing by 1% each year until reaching 4% for the year 2006 and beyond. Increasing the health care trend rate by one percentage point would increase the accumulated postretirement benefit obligation by $127,000 and $100,000 in 1995 and 1994, respectively, and would increase the 1995 and 1994 net retiree health care expense by $10,000 and $9,000, respectively. There are no significant postretirement health care benefit plans outside of the United States.

                                                                     (Continued)

GALILEO INTERNATIONAL PARTNERSHIP

Notes to Consolidated Financial Statements


================================================================================

 (8) Discontinued Operations

     During 1995, the Partnership decided to discontinue the operations of Covia Technologies. A reserve of $12,388,000 has been provided for the costs of the disposal of the discontinued operations and the write-off of intangible assets as of December 31, 1995.

 (9) Early Repayment of Debt

     The Partnership has classified $40,461,000 of non-required debt payments as current debt in the accompanying consolidated balance sheet at December 31, 1995. This classification reflects the Partnership's intent to utilize cash generated from the return of a lease deposit, which will be replaced by an irrevocable letter of credit in the first quarter of 1996, to retire such debt. The lease deposit has also been classified as a current asset in the accompanying consolidated balance sheet at December 31, 1995.

(10) Commitments and Contingencies

     United has communicated their intent to recover $23,100,000 in previously paid booking fees ($7,000,000, net of commission recoveries). United claims such fees should be categorized as bookings by "non-neutral" travel providers under the Computer Services Agreement between United and Galileo and billed at cost. The Partnership disagrees with such claims and therefore has not provided for this claim in the accompanying consolidated balance sheet at December 31, 1995. The Partnership will submit the matter for partner arbitration under provisions of the Combination Agreement.

(11) Litigation

     The Partnership is involved in various matters of litigation as both plaintiff and defendant. In the opinion of management, none of these matters would have a material adverse effect on the consolidated financial statements.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Partners and Supervisory Board of
Apollo Travel Services Partnership

We have audited the accompanying consolidated balance sheets of Apollo Travel Services Partnership (Partnership) as of December 31, 1995 and 1994, and the related consolidated statements of operations, partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Partnership as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.




Chicago, Illinois                        ARTHUR ANDERSEN LLP
February 14, 1996









                            See accompanying notes
                                       2

                      Apollo Travel Services Partnership
                          Consolidated Balance Sheets
                          December 31, 1995 and 1994
                                (in thousands)


Assets                                                                    1995           1994
- ------                                                                -----------     -----------
Current assets:
      Cash and cash equivalents                                       $  158,934      $  118,038
      Accounts receivable-
        United Air Lines, Inc.                                            15,553          11,855
        Other related parties                                             25,204          24,341
        Subscribers and other                                             11,507           9,010
                                                                      -----------     -----------
                                                                          52,264          45,206
        Less allowances                                                    4,096           6,160
                                                                      -----------     -----------
      Net accounts receivable                                             48,168          39,046
      Other current assets                                                 2,704           2,442
                                                                      -----------     -----------
Total current assets                                                     209,806         159,526
Property and equipment, at cost:
      Land                                                                 2,430           2,430
      Buildings and improvements                                           2,044           1,821
      Equipment                                                           81,423          71,972
      Equipment held for lease                                           341,268         323,140
                                                                      -----------     -----------
                                                                         427,165         399,363
      Less accumulated depreciation                                      323,135         294,421
                                                                      -----------     -----------
Net property and equipment                                               104,030         104,942
Deferred lease incentives, less accumulated amortization
      of $13,099 and $13,163                                              16,637          12,505
Other noncurrent assets                                                    5,646           1,823
                                                                      -----------     -----------
                                                                      $  336,119      $  278,796
                                                                      ===========     ===========
Liabilities and Partners' Capital
- ---------------------------------
Current liabilities:
      Accounts payable-
        United Air Lines, Inc.                                        $    5,358      $    7,956
        Other related parties                                              2,504           3,114
        Other                                                             25,044          17,658
      Accrued liabilities                                                 27,432          22,128
      Capital lease obligations, current portion                             697             637
                                                                      -----------     -----------
Total current liabilities                                                 61,035          51,493
Noncurrent liabilities:
      Pension liability                                                    6,283           4,210
      Obligations under capital leases                                       467           1,164
      Postretirement benefit obligation                                   12,250          10,606
                                                                      -----------     -----------
Total noncurrent liabilities                                              19,000          15,980
Partners' capital:
      Partners' capital before cumulative translation adjustment         256,685         211,568
      Cumulative translation adjustment                                     (601)           (245)
                                                                      -----------     -----------
Total partners' capital                                                  256,084         211,323
                                                                      -----------     -----------
                                                                      $  336,119      $  278,796
                                                                      ===========     ===========

                            See accompanying notes

                      Apollo Travel Services Partnership
                     Consolidated Statement of Operations
                    Years Ended December 31, 1995 and 1994
                                (in thousands)

                                                 1995             1994
                                              ----------       ----------
Net revenues:
    Computer reservation system               $  236,096       $  239,108
    Services to affiliates                       142,426          137,280
                                              ----------       ----------
                                                 378,522          376,388
                                              ----------       ----------

Operating expenses:
    Wages and benefits                            69,306           70,283
    Communications                                89,000           82,836
    Depreciation and amortization                 49,924           50,388
    Maintenance and installation                  26,672           24,687
    Marketing and sales support                   23,987           24,964
    Other                                         30,043           30,830
                                              ----------       ----------
                                                 288,932          283,988
                                              ----------       ----------

Operating income                                  89,590           92,400



Interest and other income                          8,646            2,897
                                              ----------       ----------

Net Income                                    $   98,236       $   95,297
                                              ==========       ==========

                            See accompanying notes

                      Apollo Travel Services Partnership
                  Consolidated Statement of Partners' Capital
                    Years Ended December 31, 1995 and 1994
                                (In thousands)

                                                             Resnet
                                     Covia        USAM      Holdings
                                  Corporation  Corporation    Inc.      Total
                                  -----------  -----------  --------  ---------
Balance at December 31, 1993         $117,324    $32,119     $2,926    $152,369

Net income                             73,379     20,088      1,830      95,297

Distributions                         (27,805)    (7,601)      (692)    (36,098)

Change in cumulative
  translation adjustment                 (189)       (52)        (4)       (245)
                                     --------   --------   --------    --------

Balance at December 31, 1994         $162,709    $44,554     $4,060    $211,323

Net income                             75,641     20,709      1,886      98,236

Distribution                          (40,901)   (11,198)    (1,020)    (53,119)

Change in cumulative
  translation adjustment                 (274)       (74)        (8)       (356)
                                     --------   --------   --------    --------

Balance at December 31, 1995         $197,175    $53,991     $4,918    $256,084
                                     ========   ========   ========    ========

                            See accompanying notes
                                       4

                      Apollo Travel Services Partnership
                     Consolidated Statement of Cash Flows
                    Years Ended December 31, 1995 and 1994
                                (in thousands)

                                                    1995           1994
                                                -----------     -----------
Operating activities:
  Net Income                                    $   98,236      $   95,297
  Adjustments to reconcile net income to net
    cash provided by operating activities
        Deprecition and amortization                45,518          44,857
        Amortization of deferred lease
          incentives                                11,075          12,779
        Gain on disposal of property and
          equipment                                   (974)           (360)
        Foreign exchange loss                                           66
        Increase in deferred lease incentives      (15,207)         (9,038)
        Provision for losses on accounts
          receivable                                 3,732           4,910
        Increase in noncurrent assets               (2,954)           (992)
        Increase in postretirement benefit
          obligation                                 1,644           1,752
        Changes in operating assets and
          liabilities-
             Increase in accounts receivable       (12,885)         (3,830)
             (Increase) decrease in other
                current assets                        (285)          1,741
             Increase (decrease) in accounts
                payable                              4,194          (3,278)
             Increase (decrease) in accrued
                liabilities                          6,307          (3,444)
                                                -----------     -----------

Net cash provided by operating activities          138,401         140,460

Investing activities:
  Purchase of property and equipment               (45,006)        (31,998)
  Proceeds on disposal of property and
    equipment                                        1,335             701
                                                -----------     -----------

Net cash used in investing activities              (43,671)        (31,297)

Financing activites:
  Distributions to partners                        (53,119)        (36,098)
  Payment of capital lease obligations                (697)           (582)
                                                -----------     -----------
Net cash used in financing activites               (53,816)        (36,680)

Effect of exchange rate changes on cash                (18)            (48)

Net increase in cash and cash equivalents
  during period                                     40,896          72,435
Cash and cash equivalents at beginning of
  period                                           118,038          45,603
                                                -----------     -----------
Cash and cash equivalent at end of period       $  158,934      $  118,038
                                                -----------     -----------

                         See accompanying notes

                      Apollo Travel Services Partnership
                  Notes to Consolidated Financial Statements


1.   Organization and basis of presentation
     --------------------------------------

Apollo Travel Services Partnership (Partnership) acts as the national distributor in the United States and Mexico of the proprietary Apollo computer reservation system, owned and operated by Galileo International Partnership (Galileo International). The Partnership performs certain sales support and telecommunications operations pursuant to a distribution agreement with Galileo International.

The Partnership, a Delaware general partnership, is owned by, and net income or loss is allocated based on the following:

                                                              Ownership
     Partner                 Partner's Affiliate              Percentage
     -------                 -------------------              ----------
     Covia Corporation       United Air Lines, Inc.               77.00%
     USAM Corporation        USAir Group, Inc.                    21.08%
     Resnet Holdings Inc.    Air Canada                            1.92%

The preparation of the Partnership's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Certain reclassifications have been made to prior year balances to conform to the current year presentation.

2.   Significant accounting policies
     -------------------------------

Basis of consolidation -
The consolidated financial statements include the accounts of the Partnership and its wholly-owned subsidiaries; Apollo Travel Services Mexico S.A. de C.V. and Apollo Communications Services.

Cash and cash equivalents -

Cash in excess of operating requirements is invested in the United Air Lines, Inc. (United) liquidity investment pool which consists of short-term, highly liquid, income-producing investments. Cash equivalents are reported on the balance sheet at amortized cost with accrued interest, which approximates those assets' fair value due to the short maturity of the underlying investments in the liquidity pool.


Property and equipment -

Depreciation of property and equipment is provided on the straight-line method over the following estimated useful lives of the assets:

           Buildings and improvements              31 years
           Equipment                           5 - 10 years
           Equipment held for lease            3 -  7 years

Depreciation expense for the years ended December 31, 1995 and 1994 respectively, was $45,518,000 and $44,857,000.


Income taxes -

No provision for U.S. federal income taxes is recorded as such liability is the responsibility of the partners rather than of the Partnership.


Deferred lease incentives -

Deferred lease incentives include various considerations provided to travel agencies in the form of cash payments or special services in connection with long-term contracts to use the Apollo system. Such incentives are being amortized on the straight-line method over the average term of the contracts of thirty months. During 1995 and 1994 respectively, gross revenues were reduced by $6,669,000 and $7,248,000 related to the amortization of cash deferred lease incentives, and depreciation and amortization expense included amortization of special services deferred lease incentives of $4,406,000 and $5,531,000.


Partner distributions -

Distributions reported in the accompanying statement of partners' capital are net of the required fifty-percent contribution to the Partnership by partners in accordance with the Apollo Travel Services Partnership agreement.

Foreign currency translation -
Gains and losses resulting from the translation of the accounts of Apollo Travel Services Mexico S.A. de C.V. into the United States dollar are recorded as an adjustment to partners' capital in accordance with the provisions of Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation."

3.  Transactions with related parties
    ---------------------------------

Pursuant to a distribution and sales agreement between the Partnership and Galileo International, the Partnership, in the ordinary course of business, receives a share of revenues related to its subscribers' use of the Apollo computer reservations system which is passed through Galileo International from travel vendors including United, USAir, and Air Canada, related parties through joint ownership in the Partnership. For 1995 and 1994, computer reservations system revenues reported in the statement of operations included the following related to bookings with United, USAir and Air Canada (In thousands):

                                             1995          1994
                                           --------      --------
                United                     $ 55,080      $ 54,030
                USAir                        19,350        21,205
                Air Canada                      618           482
                                           --------      --------
                                           $ 75,048      $ 75,717
                                           --------      --------

In addition, the Partnership receives revenues directly from United for data processing and communications-related services it provides to United. Rates charged for such services are redetermined semi-annually. Included in services to affiliates revenue in the accompanying statement of operations is $86,190,000 and $78,756,000 related to these services provided to United in 1995 and 1994, respectively.

The Partnership, in the ordinary course of business, purchases services and rents facilities from United. For 1995 and 1994, respectively, total operating expenses in the accompanying statement of operations include $11,191,000 and $14,290,000 related to these services. In addition, operating expenses included $3,272,000 and $3,469,000 related to marketing services provided the Partnership by USAir during 1995 and 1994, respectively.

In the ordinary course of business, the Partnership provides network communications-related services to Galileo International, a related party through certain common ownership. During 1995 and 1994 respectively, the Partnership recognized revenues of $55,878,000 and $57,882,000 related to these services.

The Partnership utilizes data processing and facilities-related services provided by Galileo International. Total operating expenses included $5,478,000 and $5,618,000 related to such charges by Galileo International during 1995 and 1994, respectively.

The Partnership provides financial, network and management services to Galileo Japan Partnership, a related party through certain common ownership. Revenues from such services included in services to affiliates revenue in the accompanying statement of operations were $358,000 and $642,000 respectively, during 1995 and 1994.

4.  Equipment held for lease
    ------------------------

The Partnership leases computer equipment related to the Apollo system to travel agencies under operating leases, generally for terms up to five years. Such leases are generally noncancelable and contain damage clauses in the event of unilateral termination of the lease by the leasee. The following represents the cost and accumulated depreciation related to equipment held for lease at December 31, 1995 and 1994 (in thousands):

                                             1995           1994
                                           --------       --------
       Cost                                $341,268       $323,140
       Less:  Accumulated depreciation      258,421        236,193
                                           --------       --------
                                           $ 82,847       $ 86,947
                                           ========       ========

Aggregate future minimum leasing fees expected under these leases are as follows (in thousands):

                           1996                     $ 29,457
                           1997                       26,822
                           1998                       22,699
                           1999                       17,125
                           2000                        7,043
                                                    --------
                                                    $103,146
                                                    ========

5.   Capital lease and other lease commitments
     -----------------------------------------

The Partnership leases various office facilities and equipment under operating leases with terms of up to 10 years. Rental expense under operating leases was $3,752,000 and $3,789,000 during 1995 and 1994, respectively. Included in rental expense was $981,000 and $924,000 respectively, related to the rental of United facilities during 1995 and 1994.

The Partnership also leases data processing equipment under capital leases. Equipment, at cost and the related accumulated depreciation included the following amounts related to such leased equipment at December 31, 1995 and 1994, with lease amortization included in depreciation expense (in thousands):

                                             1995          1994
                                            -------       -------
     Cost                                   $ 3,105       $ 3,105
     Less: Accumulated depreciation           2,070         1,449
                                            -------       -------
                                            $ 1,035       $ 1,656
                                            =======       =======

Future minimum lease payments under capital leases and noncancelable operating leases, are as follows (in thousands):

                                           Capital        Operating
                                           -------        ---------

     1996                                  $   773        $   2,356
     1997                                      483            1,264
     1998                                        -            1,034
     1999                                        -            1,055
     2000                                        -              865
     Thereafter                                  -            2,536
                                           -------        ---------
     Total future minimum lease payments     1,256        $   9,110
                                                          =========
     Less amounts representing interest         93
                                           -------
     Present value of future minimum
       lease payments                      $ 1,163
                                           =======

6.  Pension plans
    -------------

The Partnership sponsors the defined benefit Apollo Travel Service Pension Plan (Pension Plan), covering substantially all employees. Plan benefits are based on the participant's years of service and annual compensation upon termination or retirement. Plan assets at December 31, 1995 are principally comprised of marketable equity securities, U.S. government and government agency bonds and short-term securities. The Partnership's policy is to fund amounts which satisfy the minimum funding requirements under the Employees Retirement Income Security Act.

In addition to the above, the Partnership sponsors a nonqualified supplemental defined benefit pension plan, the Apollo Travel Services Supplemental Retirement Plan, covering certain highly compensated employees. Plan benefits are based on years of service and annual compensation upon termination or retirement. The Partnership's policy is to fund benefits as they become payable to participants.

The following sets forth the Partnership's obligations, funded status and pension costs related to the defined benefit plans at December 31, 1995 and 1994, as determined by an independent actuary (in thousands):

                                                                 1995        1994
                                                               --------    --------
Actuarial present value of accumulated
       benefit obligation:
     Vested                                                    $ 18,693    $ 12,063
     Nonvested                                                    5,566       4,744
                                                               --------    --------
                                                               $ 24,259    $ 16,807
                                                               ========    ========


Actuarial present value of projected benefit obligation        $ 33,476    $ 24,630
Plan assets at fair value                                       (16,524)     (9,900)
                                                               --------    --------
Projected benefit obligation in excess of plan assets            16,952      14,730
Unrecognized net loss                                            (4,123)     (1,222)
Unrecognized prior service cost                                  (4,648)     (5,206)
Remaining unrecognized net transition obligation                 (2,423)     (2,625)
Adjustment required to recognize minimum liability                2,018         866
                                                               --------    --------

Pension liability recognized in balance sheet                  $  7,776    $  6,543
                                                               ========    ========

Net pension cost:

                                                1995           1994
                                             ---------      ---------
Service cost                                 $  2,424       $  2,947
Interest cost                                   2,011          1,828
Actual (return)/loss on plan assets            (2,700)           149
Net amortization and deferral                   2,430            143
                                             --------       --------

Net periodic pension cost                    $  4,165       $  5,067
                                             ========       ========

The following sets forth the discount rate, expected long-term rate of return on assets and rate of increase in future compensation levels used in determining the actuarial present value of projected benefit obligation:

                                             1995          1994
                                            ------        ------
        Discount rate                        7.25%         8.75%
        Long-term rate of return             8.50%         9.00%
        Salary scale                         4.00%         4.50%

The effect of the change in the above assumptions from 1994 was to increase the projected benefit obligation by approximately $6,108,000 at December 31, 1995.

7.  Postretirement benefits
    -----------------------

In addition to the above pension plans, the Partnership sponsors a defined benefit health care plan providing postretirement health care benefits in full-time employees who have worked at least ten years and have attained age 55 while in service with the Partnership. The plan is contributory, with retiree contributions adjusted annually, and contains other cost-sharing features such as deductibles and coinsurance. In addition, the plan provides certain former employees of United retiree flight benefits. The Partnership's policy is to pay benefits under this plan as incurred. During the years ended December 31, 1995 and 1994 respectively, benefits of approximately $53,000 and $20,000 were paid to retirees under this plan.

The following table presents the plan's financial status reconciled to amounts recognized in the Partnership's balance sheet at December 31, 1995 and 1994 (in thousands):

                                                         1995       1994
                                                       ---------  ---------
Accumulated postretirement benefit obligation:
    Vested                                             $  4,233   $  3,295
    Nonvested                                            10,403      8,158
                                                       ---------  ---------
Accumulated postretirement benefit obligation            14,636     11,453
Unrecognized net loss                                    (3,379)      (847)
Unrecognized prior service cost                             993          -
                                                       ---------  ---------
Accrued postretirement benefit obligation              $ 12,250   $ 10,606
                                                       ---------  ---------

Net periodic postretirement benefit cost:

  Service cost                                         $    695   $    745
  Interest cost                                           1,005        898
  Net amortization and deferral                              (3)       129
                                                       ---------  ---------
Net periodic postretirement benefit cost               $  1,697   $  1,772
                                                       ---------  ---------

The weighted-average annual assumed rate of increase in the per capita cost of coverage benefits (health care cost trend factor) was 12% for 1995 and is assumed to decrease gradually to 6% for 2003 and remain at that level thereafter. The health care cost trend rate assumption has a significant affect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 by $406,000, and the aggregate of the service and interest cost components of net periodic pension cost for the year ended December 31, 1995 by $32,000. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.25% and 8.75% at December 31, 1995 and 1994, respectively. The decrease in the weighted-average discount rate from 1994 had the impact of increasing the accumulated postretirement benefit obligation at December 31, 1995 by approximately $2,636,000.

8.  Contingencies
    -------------

On February 7, 1996, the Partnership became aware that Galileo International was notified by United that, in United's opinion, the method used to determine certain computer reservation system revenues was not in accordance with contractual agreements. The eventual outcome of this matter is uncertain and it is expected Galileo International will contest United's interpretation of their contractual agreements. Pursuant to a distribution agreement with Galileo International, the Partnership shares in the subject revenue and the Partnership could be obligated to refund any amounts collected in excess of contractual revenues. While no reserve has been provided at December 31, 1995, the Partnership has currently estimated the potential refund exposure to Galileo International for the subject revenues since the inception of the Partnership through December 31, 1995 could approximate between $6,700,000 and $8,300,000.

This Partnership also has certain other contingencies resulting from litigation and claims incident to the ordinary course of business. Management believes, after considering a number of factors, including (but not limited to) the views of legal counsel, the nature of contingencies to which the Partnership is subject and its prior experience, that the ultimate disposition of these contingencies is not expected to materially affect the Partnership's financial position and results of operations.